EXHIBIT 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), is made and entered into this 10th day of June, 2013 by and between RLJ Entertainment, Inc. (the “Company”), and Drew Wilson (“Executive”) (each, a “Party,” and collectively, the “Parties”).

Recital:

The Company desires to employ Executive as an employee of the Company, and Executive desires to be employed as an employee, on the terms and conditions provided in this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

Section 1.                Term.  The Company will employ Executive, and Executive will serve the Company, as an employee under the terms of this Agreement, for a term of three (3) years, commencing on the date hereof (the “Initial Term”).  Upon expiration of the Initial Term, this Agreement shall automatically terminate unless renewed or extended pursuant to a separate written agreement executed by both parties.  The Company shall notify Executive of its intent to renew, extend or take no action within 60 days of the end of the Initial Term.  If Executive continues to be employed by the company following the Initial Term in the absence of a new separate written agreement, Executive shall be deemed to be an employee “at will” and shall not be entitled to any severance pay upon termination.  Notwithstanding the foregoing, Executive’s employment hereunder may be earlier terminated as provided in Section 4 hereof.  The term of this Agreement, as in effect from time to time in accordance with the foregoing, shall be referred to herein as the “Term.”  The period of time between the commencement and the termination of Executive’s employment hereunder shall be referred to herein as the “Employment Period.”

Section 2.                Employment.

(a)            Position and Reporting.  The Company hereby employs Executive as the Chief Financial Officer (“CFO”) of the Company, for the Employment Period on the terms and conditions set forth in this Agreement.  Executive represents and warrants that (i) his employment with the Company does not and will not breach any agreements with or duties to any former employer or any other third party; (ii) Executive has no obligations inconsistent with the terms of this Agreement or with his undertaking a relationship with the Company, and the Executive will not enter into any agreement in conflict with this Agreement; and (iii) there is no contract to assign inventions, trademarks, copyrights, ideas, processes, discoveries or other intellectual property that is now in existence between Executive and any other person or entity.

(b)            Authority and Duties.  Executive shall exercise such authority, perform such financial and executive duties and functions and discharge such responsibilities as are reasonably associated with Executive’s position as CFO, commensurate with the authority vested in Executive’s position, pursuant to this Agreement and consistent with the direction provided by the CEO of the Company.  During the Employment Period, Executive shall devote his full business time, skill and efforts to the business of the Company, and to no other economic endeavor.  Notwithstanding the foregoing, Executive may make and manage passive personal business investments of his choice (including Executive’s personally-owned real estate investment company, Maryland Improved Properties, LLC, and in the case of publicly-held corporations, not to exceed five percent (5%) of the outstanding voting stock) and serve in any capacity that does not interfere with his duties and obligations hereunder, with any civic, educational or charitable organization without seeking or obtaining prior approval by the CEO of the Company.

Section 3.                Compensation and Benefits.

(a)            Base Salary.  During the Employment Period, the Company shall pay to Executive, as compensation for the performance of his duties and obligations under this Agreement, a base salary at the rate of $360,000 per annum, payable in arrears not less frequently than monthly in accordance with the normal payroll practices of the Company (“Base Salary”).  Such Base Salary shall be subject to review by the Compensation Committee of the Board of Directors (the “Compensation Committee”) each year for possible increase by the Company, but shall in no event be decreased from its then-existing level during the Employment Period.  Any such increase shall be in the discretion of the Compensation Committee.

(b)            Annual Bonus.  During the Employment Period, Executive shall have the opportunity to earn incentive compensation in accordance with the Company’s incentive programs which may be established from time to time by the Compensation Committee for senior employees of the Company.  The payment of any incentive compensation under any such program shall be contingent upon the achievement of certain corporate and/or individual performance goals established by the Compensation Committee in its discretion.  It is agreed that Executive’s “target” bonus is $110,000 for year one (2013) of the Term, prorated to take into account the applicable Employment Period; which for 2013 is agreed to be 75%.  For Year 2 (2014) and Year 3 (2015) the CEO will recommend a target level for approval by the Compensation Committee within 45 days preceding the commencement of such year.  Such “target bonus” will in no case decrease from Year 1 amount during the Term.  The Compensation Committee will establish corporate and/or performance goals with each year’s target in mind within ninety (90) days of the commencement of each applicable period.

(c)            Other Benefits.  During the Employment Period, Executive shall be entitled to participate in all of the employee benefit plans, programs and arrangements in effect during the Employment Period that are generally available to senior employees of the Company, subject to and on a basis similar to the terms, conditions and overall administration of such plans, programs and arrangements. In addition, during the Employment Period, Executive shall be entitled to fringe benefits and perquisites comparable to those of other senior employees of the Company.  Executive shall be entitled to four (4) weeks’ vacation per year, subject to the accrual rate, accrual carry-over limitations and other provisions set forth in the employee handbook as amended from time to time (the “Employee Handbook”) and which Executive hereby acknowledges he is bound by.

(d)            Business Expenses.  During the Employment Period, the Company shall reimburse Executive for all documented reasonable business expenses actually incurred by Executive in the performance of his duties under this Agreement, in accordance with the Company’s policies as set forth in the Employee Handbook.  All expenses for a single activity or event in excess of $5,000 shall require the advance written approval of the CEO.  Executive shall comply with all budget limitations, approval and reporting requirements as the Company may establish from time to time.

Section 4.                Termination of Employment.

(a)            Termination for Cause.  The Company may, in its discretion, terminate Executive’s employment hereunder, with Cause, without prior notice.  For purposes of this Agreement, the term “Cause” shall mean any one or more of the following:

(i)	Dishonesty, theft, misrepresentation, deceit, or fraud in connection with Executive’s performance of his duties or functions hereunder;

(ii)
Dishonesty, theft, misrepresentation, deceit, or fraud, other than in connection with Executive’s performance of his duties or functions hereunder, provided such actions cause harm, or potential harm, to the Company, including harm to the reputation or functioning of the Company, or to Executive’s ability to fully perform all duties or functions hereunder;

(iii)
Executive’s negligence, incompetence or insubordination, as determined in the good faith, reasonable discretion of the Company, to perform the duties and functions reasonably assigned to Executive by the Company, or to comply in all material respects with the terms of this Agreement,  provided however, that if the failure is such as may, in the reasonable opinion of the Company, be of the nature that the Executive was unaware of his failure to perform, or comply with the terms of this Agreement, the Company shall give notice of such failure, and the Executive shall have up to fifteen (15) calendar days to remedy the deficiency to the Company’s reasonable satisfaction.

(iv)	at any time prior to or after the execution of this Agreement, Executive’s conviction for, or plea of nolo contendere to, a charge or commission of a felony;

(v)	the Employee’s breach of any material provision of the Employee Handbook, including, without limitation, the prohibition of sexual harassment, workplace violence or harassment or drug use; or

(vi)
any breach by Executive of the provisions of Sections 6-9 hereof; provided however, that if the breach is such as may, in the reasonable opinion of the Company, be of the nature that the Executive was unaware of his breach; Executive shall have thirty (30) days following written notice from the Company to Executive to fully cure the same.

(b)            Termination Upon Death or Permanent and Total Disability.  Executive’s employment shall be terminated immediately and automatically upon the death of Executive.  Executive’s employment may be terminated, at the option of the Company, if Executive shall be rendered incapable of performing the normal duties and functions of his employment, as determined in the discretion of the Company, by reason of a Disability (as defined herein).  For purposes of this Agreement, “Disability” shall mean any mental or physical condition either: (i) defined to be a “disability” for purposes of eligibility to receive long term disability benefits under the Company’s long term disability insurance policy or contract as may be in effect from time to time for the benefit of employees of the Company, or (ii) that impairs the ability of the Executive to perform the normal duties and functions of his employment and which can be expected to last, or which has lasted, for a period of six (6) or more consecutive months from the first date of first onset.  If the Employment Period is terminated by reason of the Disability of Executive, the Company shall give thirty (30) days’ advance written notice to that effect to Executive.

(c)            Termination without Cause.  The Company may terminate Executive’s employment without Cause, at any time, on thirty (30) days’ written notice.

(d)            Termination by Executive.  Executive may terminate the Executive’s employment for any reason, at any time, upon thirty (30) days’ written notice to the Company.

Section 5.                Consequences of Termination.

(a)            Termination without Cause.  In the event of termination of Executive’s employment hereunder by the Company without Cause (other than upon death or Disability), Executive shall be entitled to the following exit pay and benefits:

(i)            Exit Pay - For a period of the lesser of six (6) months following termination of employment or the then-remaining Term hereof (the “Severance Period”), Executive shall continue to receive payment of Executive’s Base Salary as in effect immediately prior to such termination (paid in the same manner as Executive’s Base Salary and subject to the same withholding); provided, as a condition to such exit pay, Executive shall execute a general release in favor of the Company in form and substance reasonably satisfactory to the Company.  Executive will also receive a pro-rata (# of days worked prior to termination/365) Annual Bonus based on the Company’s performance for the year in which termination occurs.  Such Annual Bonus will be paid in the normal cycle of bonus payments for the Company but not to exceed March 31st of the year following termination.

(ii)            Benefits Continuation - Executive shall continue all benefits through the date of termination (including any Severance Period), and not thereafter, except that Executive will be entitled to elect continued medical coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

(b)            Other Terminations.  In the event of termination of Executive’s employment hereunder for any reason other than those specified in Section 5(a)(i) hereof, including but not limited to Executive’s voluntary termination, termination or non-renewal by the Company at the end of the Initial Term, Executive shall not be entitled to any exit pay, severance pay or other benefits provided hereunder, except as may otherwise be required by applicable law.

Section 6.               Confidentiality.

(a)            Generally.  All Confidential and Proprietary Information, as defined herein, shall be and remain the sole and exclusive property of the Company, without regard to any involvement Executive may have (or have had) in the conception, development, creation, and/or modification of same.  Executive agrees that he will not at any time during the Term hereof or at any time thereafter (regardless of the reason for termination), in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any Person, in any manner whatsoever, any Confidential Information and Proprietary Information.  For purposes of this Agreement, a “Person” means any legal person, including, without limitation, any natural person, corporation, partnership, joint venture, association, limited liability company, joint-stock company, business trust, unincorporated organization, governmental entity or any other entity of every nature, kind and description whatsoever.

(b)            “Confidential and Proprietary Information” Defined.  “Confidential and Proprietary Information” means any and all information or material: (i) disclosed or communicated by the Company to the Executive; (ii) developed, learned, or otherwise acquired by Executive and relating, directly or indirectly, to his employment with the Company; (iii) entrusted to the Company by third parties; and/or (iv) disclosed or communicated to the Executive during his employment with the Company by any third party that owes a duty of confidentiality with respect to the information and/or material so disclosed or communicated.  Confidential and Proprietary Information includes, but is not limited to, inventions, confidential information, trade secrets, copyrighted works (registered, unregistered, and/or common law), product ideas, techniques, processes, formulas, computer software source and/or object code and documentation, algorithms, system design, architecture, logic, structure, software, mask works, data and/or any other information of any type relating to research, development, marketing, forecasts, sales, profit margins, costs, pricing, non-public financial or accounting information, lists of actual or potential clients suppliers or partners, and/or personnel data, including without limitation, the salaries, duties, qualifications, performance levels, and terms of compensation of other Company employees, without regard in any event to whether such information or material is or is not marked as “proprietary” and/or “confidential.”  Confidential and Proprietary Information may (but need not) be contained in material such as drawings, samples, procedures, specifications, reports, studies, analyses, client or supplier lists, budgets, cost or price lists, compilations and/or computer programs, or may be in the nature of unwritten knowledge or know-how, without regard to whether such knowledge or know-how is protected by the law of trade secrets.

(c)            Exclusions.  The provisions of this Section 6 shall not apply to: (i) information that is public knowledge or available to the public other than as a result of disclosure by Executive in breach of this Section 6; (ii) information disseminated by the Company to third parties in the ordinary course of business; (iii) information lawfully received by Executive from a third party who, based upon inquiry by Executive, is not bound by a confidential relationship to the Company or any of its Affiliates (as defined herein); or (iv) information disclosed under a requirement of law or as directed by applicable legal authority having jurisdiction over Executive.  For purposes of this Agreement, an “Affiliate” of any Person means any Person, directly or indirectly controlling, controlled by or under common control with such Person.  A Person shall be deemed to have control when such Person possesses the power, directly or indirectly, or has the power to direct or to cause the direction of, the management and policies of a Person through the ownership of voting securities, by contract or otherwise.

Section 7.               Ownership of Company Documents.  All Company Documents (as defined herein) shall be and remain the sole and exclusive property of the Company without regard to any involvement Executive may have (or have had) in the conception, development, creation, and/or modification of such Company Documents.  All Company Documents, materials, and property in Executive’s possession or under his control shall be destroyed or returned to the Company as and when requested, excepting only his personal copies of records relating to his compensation (“Personal Documents”).  Even if the Company does not so request, Executive shall return all Company Documents, materials, and property immediately upon the termination of employment without regard to the reason for the termination, and, except for his Personal Documents, will not take with him or give to any third party any Company Documents, materials, or property or any reproduction thereof upon said termination of employment.  “Company Documents” means documents or other media that contain or relate to Confidential and Proprietary Information (as defined herein) or any other information concerning the business, operations, or plans of the Company, whether such documents have been prepared by Executive or by others.  Company Documents include, but are not limited to, papers, drawings, photographs, charts, graphs, notebooks, client lists, sound recordings and other printed, typewritten or handwritten documents.

Section 8.                Inventions; Copyrights; Further Assurances.

(a)            Inventions.  Executive hereby transfers, assigns, and conveys to Company any and all rights he presently has or may acquire in any and all Inventions (as defined herein) conceived, made, developed, or first reduced to practice or learned by him and/or others during the term of his employment with the Company.  This assignment shall include: (i) the right to file and prosecute patent applications on such Inventions in any and all countries, (ii) the patent applications filed and patents issuing thereon, and (iii) the right to obtain copyright, trademark or trade name protection for any related work product.  Executive shall promptly and fully disclose all such Inventions to the Company conceived, made, developed, or first reduced to practice or learned, either alone or jointly with others, during the term of his employment with the Company and assist the Company in obtaining and protecting the rights therein (including patents thereon) in any and all countries (at the Company’s sole cost and expense); provided, however, that said Inventions will be the sole property of the Company, whether or not patented or registered for copyright, trademark or trade name protection, as the case may be, and which relate, directly or indirectly, to his work for the Company.  Such disclosure shall be made promptly after each Invention is conceived, made, developed, or first reduced to practice or learned, whichever is earliest in time.  “Invention(s)” means any and all discoveries, developments, concepts, designs, ideas, improvements, inventions and/or works of authorship (including, but not limited to interim work product, modifications, and derivative works), whether or not patentable, copyrightable, or otherwise legally protectable.  This includes, but is not limited to, any new product, method, procedure, process, formulation, algorithm, computer program, software, technique, use, equipment, device, apparatus, system, compound, composition of matter, design or configuration of any kind, and/or any improvement(s) thereon.

(b)            Copyrights.  Executive agrees to promptly and fully disclose to the Company any and all copyrighted (registered, unregistered, or common law) and potentially copyrightable subject matter that Executive conceives, creates, develops, or modifies during the term of his employment by the Company and which relates, directly or indirectly, to his work as an employee, including without limitation, all computer programs, documentation, technical descriptions for products, user’s guides, and/or illustrations, including any contributions to such subject matter (“Copyright Product”).  All Confidential and Proprietary Information which is Copyright Product shall be considered "work made for hire" under the copyright laws of the United States, and the copyright for any and all Copyright Product shall automatically be and remain the sole and exclusive property of the Company.  Furthermore, Executive hereby transfers and assigns to the Company any and all rights he presently possesses or may acquire in any and all Copyright Product which, for any reason, does not qualify as "work made for hire".  If any Copyright Product embodies or reflects any of preexisting rights, Executive hereby grants to the Company an irrevocable, perpetual, nonexclusive, worldwide, royalty-free right and license to use, reproduce, display, perform, distribute copies of and prepare derivative works based upon such preexisting rights and to authorize others to do any or all of the foregoing.

(c)            Further Assurances.  During and at any time after employment by the Company and upon Company request, Executive will execute all papers in a timely manner and do all reasonable acts necessary or desired to apply for, secure, maintain and/or enforce patents, copyrights, trademarks and any other legal rights in the United States and any foreign countries in any and all inventions, Confidential and Proprietary Information and Copyright Product and other intangible assets owned by and/or assigned to Company under this Agreement or otherwise.  Executive will execute all papers and do any and all reasonable acts necessary or desired to assign and transfer to Company, or any Person to whom Company is obligated to assign its rights, Executive’s entire right, title, and interest in and to any and all inventions, Confidential and Proprietary Information and Copyright Product and other intangible assets.  In the event that Company is unable for any reason whatsoever to secure Executive’s signature to any document reasonably necessary or desired for any of the foregoing purposes (including, but not limited to, renewals, extensions, re-registrations, continuations, divisions or continuations in part), Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agents and attorneys-in-fact to act for and in his behalf and in his stead, but only for the purpose of executing and filing any such document(s) and doing all other lawfully permitted acts to accomplish the foregoing purposes with the same legal force and effect as if executed by Executive.

Section 9.                Non-Solicitation of Executives.  Executive agrees that he shall not during the Employment Period and for a period of twenty-four (24) months following the end of the Employment Period, directly or indirectly, alone or as principal, partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder, or in any other capacity whatsoever: (i) hire, solicit for hire, employ, retain, or enter into any employment, agency, consulting or other similar agreement or arrangement with, any Person who, within the twenty-four (24) month period prior to the termination of Executive’s employment by the Company, was an employee the Company or a Company Affiliate, (ii)  induce or attempt to induce such Person to terminate his employment with the Company or any Company Affiliate.

Section 10.            Breach of Restrictive Covenants; Specific Enforcement.  The restrictions contained in Sections 6 through 9 hereof, inclusive, are necessary for the protection of the business and goodwill of the Company and its Affiliates and are considered by the Executive to be reasonable for such purposes.  It is acknowledged that it may be impossible to determine the monetary damages incurred by Executive’s violation of this Agreement and that any violation of this Agreement will cause irreparable, immediate and substantial injury to the Company.  Accordingly, Executive agrees that Company will be entitled, in addition to all other rights and remedies which may be available, to an injunction enjoining and restraining Executive and any other involved party from committing a violation of this Agreement and Executive agrees to the issuance and entry of such injunction.  In addition, Company will be entitled to such damages as it can demonstrate it has sustained by reason of the violation of this Agreement by Executive and/or others.

Section 11.             Compliance With Code Section 409A.  All payments pursuant to this Agreement shall be subject to the provisions of this Section 11.  Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and operated to the fullest extent possible so that the payments and benefits under this Agreement either shall be exempt from the requirements of  section 409A of the Internal Revenue Code of 1986, as amended ("Code Section 409A") or shall comply with the requirements of such provision; provided however that notwithstanding anything to the contrary in this Agreement, in no event shall the Company be liable to the Executive for or with respect to any taxes, penalties or interest which may be imposed upon the Executive pursuant to Code Section 409A.

(a)            Payments to Specified Executives.  To the extent that any payment or benefit pursuant to this Agreement constitutes a “deferral of compensation” subject to Code Section 409A (after taking into account to the maximum extent possible any applicable exemptions) (a “409A Payment”) treated as payable upon a “separation from service” pursuant to Code Section 409A (“Separation from Service”), then, if on the date of the Executive’s Separation from Service, the Executive is a Specified Executive, then to the extent required for Executive not to incur additional taxes pursuant to Code Section 409A, no such 409A Payment shall be made to the Executive earlier than the earlier of (i) six (6) months after the Executive’s Separation from Service; or (ii) the date of his death.  Should this Section 11 result in a delay of payments or benefits to Executive, on the first day any such payments or benefits may be made without incurring additional tax pursuant to Code Section 409A (the “409A Payment Date”), the Company shall make such payments and provide such benefits as provided for in this Agreement, provided that any amounts that would have been payable earlier but for the application of this Section 11, shall be paid in lump-sum on the 409A Payment Date.  For purposes of this Section 11, the terms “Specified Executive” and “Separation from Service” shall have the meaning set forth in Code Section 409A as determined in accordance with the methodology established by the Company.  For purposes of determining whether a Separation from Service has occurred for purposes of Code Section 409A, a Separation from Service is deemed to include a reasonably anticipated permanent reduction in the level of services performed by the Executive to less than twenty (20%) of the average level of services performed by the Executive during the immediately preceding 12-month period (or period of service if less than 12 months).

(b)            Reimbursements.  For purposes of complying with Code Section 409A and without extending the payment timing otherwise provided in this Agreement, taxable reimbursements under this Agreement, subject to the following sentence and to the extent required to comply with Code Section 409A, will be made no later than the end of the calendar year following the calendar year the expense was incurred.  To the extent required to comply with Code Section 409A, any taxable reimbursements and any in-kind benefit under this Agreement will be subject to the following:  (a) payment of such reimbursements or in-kind benefits during one calendar year will not affect the amount of such reimbursement or in-kind benefits provided during any other calendar year (other than for medical reimbursement arrangements as excepted under Treasury Regulations §1.409A-3(i)(1)(iv)(B) solely because the arrangement provides for a limit on the amount of expenses that may be reimbursed under such arrangement over some or all of the period the arrangement remains in effect); (b) such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another form of compensation to the Executive and (c) the right to reimbursements under this Agreement will be in effect for the lesser of the time specified in this Agreement or ten years plus the lifetime of the Executive.  Any taxable reimbursements or in-kind benefits shall be treated as not subject to Code Section 409A to the maximum extent provided by Treasury Regulations §1.409A-1(b)(9)(v) or otherwise under Code Section 409A.

(c)            Release.  The requirements for a release in Section 5(a)(i) shall be construed in accordance with this Section 11 and Code Section 409A, and the Executive shall not have the ability to determine the timing of any 409A Payments by virtue of the time the Executive executes and delivers the release.

(d)            No Acceleration; Separate Payments; Termination of Employment.  No 409A Payment payable under this Agreement shall be subject to acceleration or to any change in the specified time or method of payment, except as otherwise provided under this Agreement and consistent with Code Section 409A.  If under this Agreement, a 409A Payment is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.  Notwithstanding anything contained in this Agreement to the contrary, the date on which a Separation from Service occurs shall be treated as the termination of employment date for purposes of determining the timing of payments under this Agreement to the extent necessary to have such payments and benefits under this Agreement be exempt from the requirements of Code Section 409A or comply with the requirements of Code Section 409A.

(e)            Cooperation.  If the Company or Executive determines that any provision of this Agreement is or might be inconsistent with the requirements of Code Section 409A, the parties shall attempt in good faith to agree on such amendments to this Agreement as may be necessary or appropriate to avoid subjecting Executive to the imposition of any additional tax under Code Section 409A without changing the basic economic terms of this Agreement.  Notwithstanding the foregoing, no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with Code Section 409A from Executive or any other individual to the Company.  This Section 11 is not intended to impose any restrictions on payments or benefits to Executive other than those otherwise set forth in this Agreement or required for Executive not to incur additional tax under Code Section 409A and shall be interpreted and operated accordingly.

Section 12.            Grant of Restricted Shares.  In consideration of Executive’s employment and his execution of this Agreement, the Company hereby grants to Executive 52,631 shares of the Company’s stock (the “Restricted Shares”).  The Restricted Shares shall vest over a three (3)-year period with 23,316 shares vesting on the first anniversary of this Agreement, 14,658 shares vesting on the second anniversary of this Agreement, and 14,657 shares vesting on the third anniversary of this Agreement.  One-half (½) of the shares which otherwise vest on each of the anniversaries above shall be subject to an additional condition that the company achieve certain EBITDA or other financial targets established by management and approved by the Compensation Committee for each fiscal year in which the shares would otherwise vest.  If these targets are not satisfied for the particular fiscal year, one-half (½) of the shares that would otherwise vest will be forfeited.  In the event Executive’s employment with the Company terminates prior to the third anniversary of this Agreement, for any reason whatsoever, including, but not limited to, death, disability, termination by Executive, or termination by the Company, all Restricted Shares which have not vested as of the date of such termination shall be forfeited, returned to the Company and cancelled without the payment of any consideration whatsoever.  The Restricted Shares shall be issued in the name of Executive.  Upon vesting, such vested shares shall be released to Executive.  As long as Restricted Shares are unvested, Executive may not transfer, assign or otherwise dispose of such shares.  Executive shall execute a stock assignment in the form attached hereto to transfer or dispose of the Restricted Shares in accordance with the terms of this Section 12.  The Restricted Shares shall otherwise be subject to the terms and conditions of RLJ Entertainment, Inc. 2012 Incentive Compensation Plan, as it may be amended from time to time.

Section 13.            Use of Proprietary Information.  Executive will not use in the performance of his duties any documents or materials of a former employer that are not generally available to the public or have not been legally transferred to Company.  Company understands that situations may arise in the future that may require Company to discuss with his future employers the existence of this Agreement and Executive hereby expressly grants Company permission to do so.

Section 14.            Notices.  For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

Drew Wilson

With copy to:

Attention:

If to the Company:

RLJ Entertainment, Inc.
8515 Georgia Avenue, Suite 650
Silver Spring, Maryland  20910
Attention:  Miguel Penella

With copy to:

The RLJ Companies
3 Bethesda Metro Center
Suite 1000,
Bethesda, MD  20814
Attention:  H. Van Sinclair

and

Image Entertainment, Inc.
20525 Nordhoff Street Suite 200
Chatsworth, California 91311
Attention:  Michael Bayer

or to such other address as a party hereto shall designate to the other party by like notice, provided that notice of a change of address shall be effective only upon receipt thereof.  Notice shall be deemed duly given when received by the addressee thereof, provided that any Notice sent by registered or certified mail shall be deemed to have been duly given three (3) days from date of deposit in the United States mails, unless sooner received.

Section 15.             Waiver of Breach.  Any waiver of any breach of the Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part of either Executive or of the Company.

Section 16.           Assignment.  Executive may not assign his rights or delegate his duties under this Agreement; provided, however, that this Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of Executive to the extent of any payments due to Executive hereunder.  Notwithstanding anything to the contrary contained herein, the Company shall be free to assign its rights and delegate its duties under this Agreement, and this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, all as though such successors and assigns of the Company and their respective successors and assigns were the Company.  As used in this Agreement, the term “Company” shall be deemed to refer to any such successor or assign of the Company referred to in the preceding sentence.

Section 17.            Withholding of Taxes.  All payments required to be made by the Company to Executive under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax, and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

Section 18.            Severability.  To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

Section 19.            Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

Section 20.            Governing Law.  This Agreement has been entered into within the State of Maryland and shall be deemed performed therein.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Maryland, without regard to conflicts of law principles.  The Company and Executive hereby agree that any suit, action or proceeding arising out of or based upon any claim under this Agreement shall be instituted against Executive in state or federal court in Maryland, and Executive and Company waive any objection they may have to the laying of venue of such suit, action or proceeding therein.  EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

Section 21.            Amendments.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and an officer of the Company.  No waiver by either Party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party which are not set forth expressly in this Agreement.

Section 22.             No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 23.            Press Releases and Non-Disparagement.  Executive shall not issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Company.  The Company may use Executive’s name, photograph, likeness, voice, other personal attribute, and biographical and other information in any media during his employment for any business purpose.  In consideration of the compensation and benefits to be paid or provided to Executive by the Company, Executive agrees that he will not, during or after the term of his employment hereunder, make any statement or otherwise take any action that would or might reasonably be interpreted as harmful or disparaging to the Company or any Company Affiliates or any of their direct or indirect subsidiaries, or any of their stockholders, directors, officers, executives, agents or representatives.

Section 24.            Headings; Explanatory Note.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.  The explanatory appearing at the beginning of this Agreement are not mere recitals but are an integral part of the agreement embodied hereby.

Section 25.            Expenses.  Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.  Notwithstanding the foregoing, the Parties agree that in the event that a Party is successful in whole or in part in any legal action against the other Party under this Agreement (including, without limitation, an action to enforce the restrictions contained in Sections 6 through 9 hereof, inclusive), the prevailing Party will be entitled to recover all costs associated with such action, including reasonable attorneys’ fees, from the other Party.

Section 26.             Construction.

(a)            Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other genders as the context requires.  The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement.  The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified.  The word “or” shall not be exclusive, and references to a Person are also references to its permitted successors and assigns.

(b)            This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 27.           Entire Agreement.  This Agreement constitutes the entire agreement by the Company and Executive with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between Executive and the Company with respect to the subject matter hereof, whether written or oral.  This Agreement may be amended or modified only by a written instrument executed by Executive and the Company.

Section 28.            Survival.  The obligations of Sections 5 through 10, 14, 20, 23, 25 inclusive, and this Section 28 shall survive any termination or expiration of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first set forth above.

RLJ ENTERTAINMENT, INC.

By:	/s/ MIGUEL PENELLA
Miguel Penella, Chief Executive Officer

EXECUTIVE:

/s/ DREW WILSON
Drew Wilson

[Signature Page to Employment Agreement
between RLJ Entertainment, Inc. and Drew Wilson]